Exhibit 77(C): Submissions of Matters to a vote of security holders

A joint special meeting of shareholders of the Fund and other funds of the Trust was held on December 4, 2014. The joint special meeting was held for the purpose of electing members of the Board.  Shareholders elected the following nine (9) Trustees at the joint special meeting:

•	E. Thayer Bigelow
•	Robert B. Calhoun, Jr.
•	Eric C. Fast
•	Daria L. Foster
•	Evelyn E. Guernsey
•	Julie A. Hill
•	Franklin W. Hobbs
•	James M. McTaggart
•	James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

Lord Abbett Securities Trust
Nominee	Votes For	Votes Withheld
E. Thayer Bigelow	765,974,865.350	14,932,400.884
Robert B. Calhoun, Jr.	766,560,830.812	14,346,435.422
Eric C. Fast	767,069,611.805	13,837,654.429
Daria L. Foster	767,145,793.140	13,761,473.094
Evelyn E. Guernsey	767,187,883.952	13,719,382.282
Julie A. Hill	766,775,161.223	14,132,105.011
Franklin W. Hobbs	767,148,532.329	13,758,733.905
James M. McTaggart	767,017,397.647	13,889,868.587
James L.L. Tullis	766,688,826.602	14,218,439.632

No Trustees other than these elected are now in office.